Exhibit 99.1

FOR IMMEDIATE RELEASE

Valassis Appoints Thomas J. Reddin, an Accomplished Business Leader, to its Board of Directors

Livonia, Mich., June 7, 2010: Valassis (NYSE: VCI), one of the nation’s leading media and marketing services companies, announced today the appointment of Thomas J. Reddin, former LendingTree.com Chief Executive Officer (CEO) and current owner of Red Dog Ventures, to the Valassis Board of Directors, effective June 3, 2010. Red Dog Ventures is a venture capital company focused on helping start-up and early digital companies get to the next level of growth.

Throughout his career, Reddin has held senior leadership positions at several organizations. Prior to joining LendingTree.com, the nation’s leading online lending exchange, Reddin spent 17 years in the consumer packaged goods (CPG) industry including 12 years at Kraft General Foods in various capacities and five years at Coca-Cola USA where he ran the Coca-Cola brand as Vice President of Consumer Marketing, along with other responsibilities. In 1999, Reddin became LendingTree.com’s Chief Marketing Officer and launched the successful “When Banks Compete, You Win” advertising campaign. He then increased his role as President and Chief Operating Officer helping the company go public as it endured the collapse of the dot-com industry and in 2005, he was named LendingTree.com’s CEO. After LendingTree.com, Reddin became CEO of Richard Petty Motorsports, a top five Nascar team that fielded four cars in the Sprint Cup Series. The team achieved three wins in 2008 and expanded from three to four teams in 2009.

Reddin also has served on the board of directors of R.H. Donnelley Corporation (now Dex One Corporation), The Charlotte Housing Trust Fund, the Charlotte Heart Walk and Junior Achievement of the Central Carolinas. He is currently a member of the board of trustees of Queens University of Charlotte.

“Tom Reddin brings a wealth of branding and digital media experience to our board,” said Alan F. Schultz, Valassis Chairman, President and CEO. “We believe Tom will help accelerate the development of our digital business and provide expertise in making RedPlum a dominant consumer brand recognized for delivering value to shoppers how, when and where they want.”

Reddin is a graduate of the University of North Carolina at Chapel Hill and received his master’s of business administration with distinction from New York University.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum™ media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offerings, including redplum.com, consumers can find compelling national and local deals. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com or http://www.redplum.com. To learn about advertising opportunities with RedPlum, please call 1-800-437-0479.

Cautionary Statements Regarding Forward-looking Statements

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; ongoing disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Mary Broaddus

Director, Investor Relations and Corporate Communications

734-591-7375

broaddusm@valassis.com